Exhibit 99.1

1245 “Q” Street Lincoln, NE 68508 Phone: 402-475-2525 Fax: 402-475-9061

Contact:	Kevin R. Karas

Chief Financial Officer

402-475-2525

NATIONAL RESEARCH CORPORATION ANNOUNCES

FOURTH QUARTER AND YEAR-TO-DATE 2020 RESULTS

LINCOLN, Nebraska (February 9, 2021) — National Research Corporation (NASDAQ:NRC) (the “Company,” “we,” or “our”) today announced 2020 fourth quarter and year-end results.

Fourth quarter 2020 compared to the fourth quarter 2019:

●	Net New Sales decreased to $4.6 million
●	Revenue increased 7% to $34.8 million
●	Operating Income decreased 15% to $10.2 million
●	Net Income decreased 6% to $8.2 million

2020 calendar year results compared to 2019:

●	Net New Sales increased to $28.1 million
●	Total Recurring Contract Value increased 6% to $145.1 million
●	Voice of the Customer platform recurring contract value grew to $116.4 million, a 19% increase
●	Revenue increased 4% to $133.3 million
●	Net Income increased 15% to $37.3 million

We continue to be inspired by the courageous efforts of our clients to provide care to their patients during the pandemic and are extremely proud of the work our associates are doing to support our clients. During a very challenging year, the strong demand for our Voice of the Customer (VoC) platform offerings in 2020 enabled our net new sales to increase over 2019 to $28.1 million. We believe our offerings are highly differentiated in our clients’ eyes against competitive offerings from firms outside of the healthcare industry and legacy vendors within. This differentiation drove the decision of several more of the nation’s largest and most prestigious healthcare systems to partner with NRC Health during 2020. We believe every added client deepens our moat and brings additive value to all current partners through the network effect as we continue our journey to enable human understanding.

NRC Announces Fourth Quarter and Year-to-Date 2020 Results

February 9, 2021

Total Recurring Contract Value increased by 6% at the end of the fourth quarter 2020 compared to the end of fourth quarter 2019, a subset of which is our VoC platform. Our VoC platform now comprises $116.4 million of Recurring Contract Value, an increase of 19% year-over-year. The increase in VoC platform revenue moved our overall revenue growth in a positive direction in the fourth quarter.

We believe the efficiencies inherent in our digital platform have led to long-term margin improvements, a hallmark of our financial performance. At the same time, decisions supporting our distributed workforce environment, accelerated improvement in our VoC platform offerings and shift in our Canadian business resulted in additional expenses that contributed to a decrease in operating income margin in 2020. Following is additional information regarding our fourth quarter and year-end 2020 financial results.

Fourth quarter 2020 revenue was $34.8 million, an increase of 7% over fourth quarter 2019. Consolidated operating income for the fourth quarter 2020 was $10.2 million or 29% of revenue, compared to $12.0 million or 37% of revenue for the same period last year.

Total operating expenses of $24.6 million for the fourth quarter 2020 increased by 19% compared to the fourth quarter 2020 total operating expenses of $20.7 million. Incremental expenses of $957,000 related to the accelerated improvement of our VoC platform offerings were incurred in the fourth quarter.

Fourth quarter operating expenses also included approximately $1.2 million in expense primarily due to the change in the estimated lives of certain assets related to our transformation to a distributed workforce environment, which includes building renovations in our headquarters, as well as shortening the useful lives of the right of use assets associated with the Atlanta, Georgia, and Markham, Ontario, office leases based on the expectation that we will vacate the office spaces before the end of the lease term. In addition, we recorded a goodwill impairment adjustment for the Canadian reporting unit of $714,000 to reflect a reduction in expected future cash flows from our Canadian business due to our decision to not renew a client agreement, which accounted for the majority of the revenue in Canada. The decision not to renew was based on our determination that the services under the terms of the agreement could not be migrated to our VoC platform in an economically viable manner.

Total other expense decreased to $313,000 in the fourth quarter 2020 compared to $597,000 in the fourth quarter of 2019. This decrease in other net expense was primarily from a gain on insurance recoveries for property damages, decreased interest expense due to the declining balance on our Term Loan and no borrowings on our Line of Credit during the 2020 period and revaluation on intercompany transactions due to changes in the foreign exchange rate.

The Company had an income tax provision of $1.7 million for fourth quarter 2020 compared to $2.7 million in 2019 with an effective tax rate of 17% for fourth quarter 2020 compared to 23% in 2019. This is primarily due to increased tax benefits of $1.0 million from the exercise and vesting of share-based compensation awards partially offset by a non-deductible goodwill impairment adjustment and higher state income taxes.

NRC Announces Fourth Quarter and Year-to-Date 2020 Results

February 9, 2021

Net income for fourth quarter 2020 was $8.2 million, compared to $8.7 million for the same period last year. Diluted earnings per share decreased to $0.32 for the quarter ended December 31, 2020, from diluted earnings per share of $0.34 for the quarter ended December 31, 2019.

On a year-to-date basis, 2020 revenue increased by 4% to $133.3 million compared to $128.0 million in 2019. Operating income in 2020 decreased by 1%, from $43.0 million in 2019 to $42.7 million in 2020. Year-to-date net income for 2020 grew to $37.3 million, an increase of 15% over 2019 net income of $32.4 million. Net income growth in 2020 includes a decrease in the effective income tax rate from 20% in 2019 to 10% in 2020, primarily due to increased tax benefits from the exercise and vesting of share-based compensation awards.

For more than 39 years, National Research Corporation has been a leading provider of analytics and insights that facilitate measurement and improvement of human understanding.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “believes,” derivations thereof, and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements, including those risks and uncertainties as set forth in the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and various disclosures in our press releases, stockholder reports, and other filings with the Securities and Exchange Commission. In this press release, the statements relating to the future impact of adding additional clients are forward-looking statements. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

NRC Announces Fourth Quarter and Year-to-Date 2020 Results

February 9, 2021

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2020	2019	2020	2019

Revenue	$34,774	$32,623	$133,277	$127,982
Insurance recoveries	--	--	533	--

Operating expenses:
Direct expenses	12,818	11,166	49,187	46,435
Selling, general and administrative	8,887	8,241	34,441	32,973
Depreciation, amortization and impairment	2,882	1,254	7,505	5,539
Total operating expenses	24,587	20,661	91,133	84,947

Operating income	10,187	11,962	42,677	43,035

Other income (expense):
Interest income	3	13	18	37
Interest expense	(447)	(478)	(1,813)	(2,091)
Other, net	131	(132)	585	(462)

Total other expense	(313)	(597)	(1,210)	(2,516)

Income before income taxes	9,874	11,365	41,467	40,519

Provision for income taxes	1,662	2,667	4,207	8,113

Net income	$8,212	$8,698	$37,260	$32,406

Earnings Per Share of Common Stock:

Basic Earnings Per Share	$0.32	$0.35	$1.48	$1.30
Diluted Earnings Per Share	$0.32	$0.34	$1.45	$1.26

Weighted average shares and share equivalents outstanding
Basic	25,337	24,852	25,170	24,809
Diluted	25,684	25,715	25,696	25,653

NRC Announces Fourth Quarter and Year-to-Date 2020 Results

February 9, 2021

NATIONAL RESEARCH CORPORATION AND SUBSIDIARY

Unaudited Condensed Consolidated Balance Sheets

(Dollars in thousands, except share amounts and par value)

	December 31, 2020	December 31, 2019

Assets
Current assets:
Cash and cash equivalents	$34,690	$13,517
Accounts receivable, net	13,923	11,639
Income taxes receivable	1,235	69
Other current assets	4,264	3,932
Total current assets	54,112	29,157

Property and equipment, net	11,726	13,530
Goodwill	57,255	57,935
Other, net	10,330	10,063
Total assets	$133,423	$110,685

Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of notes payable	$4,061	$4,378
Accounts payable and accrued expenses	4,279	4,687
Accrued compensation	6,460	6,086
Income taxes payable	--	366
Dividends payable	--	5,239
Deferred revenue	15,585	16,354
Other current liabilities	1,296	1,045
Total current liabilities	31,681	38,155

Notes payable, net of current portion	26,547	29,795
Other non-current liabilities	10,880	9,843
Total liabilities	69,108	77,793

Shareholders’ equity:
Preferred stock, $0.01 par value, authorized 2,000,000 shares, none issued	--	--
Common stock, $0.001 par value; authorized 60,000,000 shares, issued 30,775,154 in 2020 and 30,151,574 in 2019, outstanding 25,390,968 in 2020 and 24,947,500 in 2019	31	30
Additional paid-in capital	171,785	162,154
Retained earnings (accumulated deficit)	(61,375)	(93,357)
Accumulated other comprehensive loss, foreign currency translation adjustment	(2,399)	(2,209)
Treasury stock	(43,727)	(33,726)
Total shareholders’ equity	64,315	32,892
Total liabilities and shareholders’ equity	$133,423	$110,685